Exhibit 4.96

PROMISSORY NOTE

U.S. $12,000,000.00	Issue Date: October 20, 2017

Subject to the terms and conditions of this Note, for value received, AMYRIS, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of GINKGO BIOWORKS, INC. or its registered assigns (“Holder”), the principal sum of Twelve Million Dollars ($12,000,000), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid Principal Amount as set forth more fully in Section 2.1 hereof.

The Company and the Holder are parties to a certain Collaboration Agreement dated as of September 12, 2016 (as amended, the “Collaboration Agreement”), in furtherance of which the Holder has previously advanced goods and services to the Company in an aggregate amount of Twelve Million Dollars ($12,000,000) (the “Outstanding Collaboration Amount”), which Outstanding Collaboration Amount is due and payable to the Holder by the Company as of the date hereof. The Company and the Holder hereby confirm, acknowledge and agree that (i) the Holder is entitled to repayment of the Outstanding Collaboration Amount and (ii) the Company shall execute and perform its obligations under this Note in full satisfaction of the Outstanding Collaboration Amount.

The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

1.        DEFINITION. The following definitions shall apply for purposes of this Note.

“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities

Act.

“Applicable Rate” means a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) ten and one half of one percent (10.5%) per annum.

“Balance” means, at the applicable time, the sum of the Principal Amount, all then accrued but unpaid interest, the Holder Expenses, and all other amounts then accrued but unpaid under this Note.

“Board of Directors” means the Company’s Board of Directors.

“Business Day” means a weekday on which banks are open for general banking business in New York City, New York.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

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“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.

“Collaboration Agreement” is defined in the second introductory paragraph hereto.

“Company” shall mean Amyris, Inc., a Delaware corporation, as set forth in the first introductory paragraph hereto, and any corporation or other entity which succeeds to the Company’s obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

“Debt” shall mean, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

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“Default Rate” means a rate equal to the lower of (a) the Highest Lawful Rate; and (b) fifteen and one half of one percent (15.5%) per annum.

“Event of Default” has the meaning set forth in Section 6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Financing Document” means each of this Note and any other document entered into, executed or delivered under or in connection with this Note, or for the purpose of amending, modifying, supplementing or restating this Note or any other such documents.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Holder” is defined in the first introductory paragraph hereof.

“Holder Expenses” means any documented, out-of-pocket costs, expenses, professional fees (including, without limitation, attorneys’ fees), and other charges incurred by the Holder in connection with the negotiation, documentation, enforcement or administration of this Note from time to time.

“Issue Date” is October 20, 2017.

“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security

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interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

“LSA” means that certain Loan and Security Agreement, dated as of March 29, 2014, as amended, by and between the Company and each of its subsidiaries party thereto, the other financial institutions or entities from time to time parties thereto (collectively, referred to as “Lender”) and Stegodon Corporation, a Delaware corporation, as assignee of Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent for itself and the Lender.

“Material Adverse Effect” is defined in Section 5.1.

“Maturity Date” means October 19, 2022.

“Note” means this Promissory Note.

“Outstanding Collaboration Amount” is defined in the second introductory paragraph hereof.

“Past Due Incentive Payments” is defined in Section 7.10.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Pre-Closing Consents” is defined in Section 7.3.

“Prepayment Date” is defined in Section 2.1(b)(i).

“Prepayment Notice” is defined in Section 2.1(i).

“Principal Amount” means, at the applicable time, all then outstanding principal of this Note.

“Released Parties” is defined in Section 9 hereof.

“SEC” is defined in Section 7.4.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

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“Subsidiary” means, with respect to any specified Person: (a) any corporation, associationor other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Partnership Agreement” means that certain Partnership Agreement by and between the Company and the Holder dated on or about the date hereof.

“Partnership Agreement Payment” is defined in Section 2.1(d)(i).

“The NASDAQ Stock Market” is defined in Section 7.4.

“Voting Shares” of any Person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

2.        PAYMENT AT MATURITY DATE; INTEREST.

2.1        Payment.

(a)        Principal Repayment. If this Note has not been previously paid in full pursuant to Section 2.1(d) or Section 2.1(e) hereof, then the entire Balance shall be due and payable in full in cash on the Maturity Date.

(b)        Payment of Interest. Beginning on November 31, 2017 and continuing on the last day of each month thereafter, through and including the Maturity Date, the Company shall pay monthly payments of interest in the amount of $105,000 (subject to Section 2.1(c), below), or such lower amount as represents payment of interest at a fixed per annum rate equal to the Applicable Rate.

(c)        Default Rate of Interest. Immediately upon the occurrence and during the continuance of an Event of Default, the Company shall pay monthly interest in the amount of $155,000, or such lower amount as represents payment of interest at a fixed per annum rate equal to the Default Rate. Payment or acceptance of the increased interest rate provided in this Section 2.1(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Holder.

(d)        Optional Prepayment. The Company may prepay all (but not less than all) of the entire Balance of this Note at any time, provided that:

(i)        The Company shall have indefeasibly paid in full, in good funds, all of the Partnership Payments (as defined in the Partnership Agreement) pursuant to the terms and conditions of the Partnership Agreement (the “Partnership Agreement Payment”);

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(ii)        The Company shall notify the Holder in writing of any prepayment (such notice, a “Prepayment Notice”), not later than 10:00am New York time, five (5) Business Days prior to the proposed prepayment date (the date on which such prepayment shall be effective, the “Prepayment Date”). Such Prepayment Notice shall be irrevocable and shall specify the Prepayment Date and shall include calculations of the Balance to be repaid; and

(iii)        The Holder shall confirm to the Company, in writing, that (i) the Partnership Agreement Payment has occurred and (ii) the calculations set forth in the Prepayment Notice are accurate and complete.

(e)        Mandatory Prepayment upon a Change of Control. If the Company completes a Change of Control before the payment of the entire Balance of this Note, then upon the closing of such Change of Control, the Company shall immediately repay the entire Balance of this Note together with the Partnership Agreement Payment.

(f)        Effect of Payment in Full of the Balance. All rights with respect to this Note shall terminate upon the repayment of the entire Balance of this Note as provided in this Section 2.1. Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after repayment pursuant to this Section 2.1.

(g)        Savings Clause. Notwithstanding anything herein to the contrary, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

3.                  APPLICATION OF PAYMENTS. All payments will be applied first, to the repayment of accrued fees and expenses under this Note (including, without limitation, the Holder Expenses); then, to accrued interest until all then outstanding accrued interest has been paid in full; and then, to the repayment of principal until all principal has been paid in full. If after all applications of such payments have been made as provided in this Section, then the remaining amount of such payment that is in either case in excess of the Balance of this Note, shall be returned to the Company.

4.                  EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

(a)        The Company fails to make any payment when due under this Note on the applicable due date, subject to a ten (10) business day grace period;

(b)        A receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation

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(c)       The Company breaches any material obligation to the Holder under this Note and does not cure such breach within twenty (20) days after written notice thereof has been given by or on behalf of such Holder to the Company;

(d)        A default under any document evidencing any Debt of the Company in the aggregate principal amount of at least $2,000,000, or a default under any security agreement, mortgage, indenture, instrument or other document under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company (or the payment of which is guaranteed by the Company) of at least $2,000,000 in the aggregate, whether such Debt or guarantee now exists, or is created after the Issue Date of this Note, where such default results in the acceleration of amounts due thereunder;

(e)        The Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company;

(f)        The occurrence of a Change of Control;

(g)        The occurrence of a default or an Event of Default (as defined in the Partnership Agreement) under the Partnership Agreement after the date hereof; or

(h)        The Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6 hereof.

Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 6(b), become immediately due and payable in full without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 6(b), become immediately due and payable upon written notice by or on behalf of the Holder.

5.        REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Holder as follows:

5.1        Organization and Standing. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company or the ability of the Company to perform its obligations under this Note (a “Material Adverse Effect”). For the purposes of clarity, the implementation of any plan for the significant restructuring of the Company, which has been approved by the Board of Directors of the Company as of the date hereof, shall not constitute a Material Adverse Effect.

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5.2        Power. The Company has all requisite power to execute and deliver this Note, to sell and issue the Note, and to carry out and perform its obligations under the terms of this Note.

5.3        Authorization. Subject to any waivers of covenants limiting the Company’s ability to incur further debt under outstanding debt instruments and loans, each of which would be obtained or waived as required prior to the closing (the “Pre-Closing Consents”), the execution, delivery, and performance of the Note by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and this Note constitutes the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.4        Consents and Approvals. Except for any Current Report on Form 8-K or other document to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated hereby. No consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The NASDAQ Stock Market LLC (“The NASDAQ Stock Market”), or other governmental body is required for the execution and delivery of the Note, the valid issuance, sale and delivery of the Note to be sold hereunder other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Note.

5.5        Non-Contravention. The execution and delivery of this Note and, following satisfaction of the closing conditions set forth in Section 7 hereof, the issuance, sale and delivery of the Note and the performance by the Company of its obligations under the Note and/or the consummation of the transactions contemplated thereby, will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) subject to obtaining the Pre-Closing Consents, any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof, the Company’s Bylaws, as amended and as in effect on the date hereof, or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 5.5, the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in any consecutive 12-month period.

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5.6 Legal Proceedings. There is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to, individually or in the aggregate, (i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Note or (ii) have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have, individually or in the aggregate, a Material Adverse Effect.

5.7 No Violations. Neither the Company nor any of its subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company and the Company is not an “ineligible issuer” pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not received any comment letter from the SEC relating to any documents filed by the Company with the SEC which has not been resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

5.8 Listing Compliance. The Company is in compliance with the requirements of The NASDAQ Stock Market for continued listing of the Common Stock thereon and has no knowledge of any facts or circumstances that could reasonably lead to delisting of its Common

Stock from The NASDAQ Stock Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on The NASDAQ Stock Market, nor has the Company received any notification that the SEC or The NASDAQ Stock Market is contemplating terminating such registration or listing. The transactions contemplated by the Note will not contravene the rules and regulations of The NASDAQ Stock Market

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5.9        Provisions Relating to Stockholder Rights. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company. No provisions of this Note and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

5.10       Acknowledgement. The Company acknowledges and agrees that the execution and delivery of this Note to the Holder in satisfaction of the Outstanding Collaboration Amount does not constitute a waiver of any default or any other rights of the Holder arising under or relating to the Partnership Agreement.

6.        COVENANTS.

6.1        Distributions. The Company shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements (provided, however, in case of such permitted repurchases or redemptions, the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest); (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to the Company; (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate (except as may have previously been in effect prior to the Issue Date); or (d) waive, release or forgive any Debt owed by any employees, officers or directors in excess of $100,000 in the aggregate.

6.2        Notification of an Event of Default. The Company shall notify the Holder immediately of the occurrence of an Event of Default, such notice to be sent in accordance with Section 10.5 hereof.

6.3        Financial Reporting. The Company’s sole financial reporting obligation shall be to furnish to the Holder written notification in the event that the consolidated cash balance of the Company is less than $10,000,000 at monthly close.

The Company shall not make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of the Company shall end on December 31. The Holder hereby acknowledges and agrees that the materials described in this Section 6.3 will contain material non-public and confidential information of the Company and its affiliates and the Holder and its respective affiliates and representatives shall abide by all confidentiality terms applicable under this Note and any confidentiality and non-disclosure agreements among the parties hereto.

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7.        CONDITIONS PRECEDENT. The Holder’s obligation to accept delivery of this Note at the closing in satisfaction of the Outstanding Collaboration Amount shall be subject to the satisfaction of all the conditions precedent set forth below:

7.1        Good Standing. The Company shall be validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which shall be provided to the Holder at the closing.

7.2        Board Approval. The terms and conditions of the issuance of the Note and all other documents related hereto shall have been duly approved by the Board of Directors of the Company (including the audit committee and at least six directors who are disinterested with respect to the transactions contemplated hereby).

7.3        Other Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals required in connection with the transactions contemplated hereby, if any, including, without limitation, obtaining any waivers of any other negative covenants and pro rata or similar preemptive rights that may apply to the issuance of the Note.

7.4        Execution of Partnership Agreement. The Holder shall have received, in form and substance satisfactory to the Holder, a fully-executed copy of the Partnership Agreement.

8.        RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing or if the Holder shall have been served with a trustee process or similar attachment relating to property of the Company, the Holder is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits of any type or nature, and any other amounts delivered to the Holder by or at the direction of the Company, in whatever currency, and/or any and all amounts owed by the Holder to or for the account of the Company (whether arising under this Agreement or otherwise, in whatever currency) against any and all other obligations now or hereafter existing under this Note, any other Financing Document, or any other agreement between the Holder and the Company, and irrespective of whether or not the Holder shall have made any demand under this Note, any other Financing Document, the Partnership Agreement, or any other agreement, and although such obligations of the Company may be contingent or unmatured. The rights of the Holder under this Section 8 are in addition to other rights and remedies (including other rights of setoff) that the Holder may have. The Holder agrees to notify the Company promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

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9.       NO DEFENSES.

9.1        The Company hereby acknowledges and agrees that, as of the date hereof (except as provided below in Section 9.2): (a) it does not have any claim or cause of action related to any agreement between or among the Company and the Holder against the Holder (or any of their respective directors, officers, employees, agents, subsidiaries, affiliates, attorneys, attorneys’ consultants, predecessors, successors or assigns), including, without limitation, the Collaboration Agreement; (b) it does not have any offset right, counterclaim, or defense of any kind against the obligations under the Collaboration Agreement or any other agreement between the Holder and the Company or any portion thereof; and (c) the Holder has heretofore properly performed and satisfied in a timely manner all of its obligations and commitments to the Company, including, without limitation, with respect to the Collaboration Agreement. For and in consideration of the agreements contained in this Note and other good and valuable consideration, and except as provided below in Section 9.2, the Company unconditionally and irrevocably releases, waives, and forever discharges the Holder, together with its respective predecessors, successors, assigns, subsidiaries, affiliates, agents, employees, directors, officers, attorneys and attorneys’ consultants (collectively, the “Released Parties”), from the following, in each case only as related to the Collaboration Agreement and any other agreement between the Company and the Holder: (x) any and all liabilities, obligations, duties, promises, or indebtedness of any kind (if any) of the Released Parties to the Company or any of its affiliates, which existed, arose, or occurred at any time from the beginning of the world to the date of this Note, and (y) all claims, offsets, causes of action, suits, or defenses of any kind whatsoever (if any), which the Company or any of its affiliates might otherwise have against the Released Parties, or any of them, in either case (x) or (y) on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance, or matter of any kind, which existed, arose, or occurred at any time from the beginning of the world to the date of this Note, whether at law or in equity, whether based upon statute, common law or otherwise, whether matured, contingent or non-contingent, whether direct or indirect, whether known or unknown, whether suspected or unsuspected, which the Company ever had, now has, or may claim to have against, arising out of, based on, asserted in, or in connection with any agreement or event including, without limitation, the Collaboration Agreement or any other agreement between the Holder and the Company or any portion thereof.

10.        GENERAL PROVISIONS.

10.1        Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

10.2        Transfer. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any Affiliate of the Holder who (a) executes and delivers an acknowledgement that such transferee agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to the Company that are set forth in Section 5 of this Note, and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

10.3        Governing Law. This Note shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

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10.4        Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

10.5        Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or

(d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed,

If to the Company:

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, CA 94608

Attn: General Counsel

Facsimile number:

If to the Holder:

Ginkgo Bioworks, Inc.

27 Drydock Ave., Floor 8

Boston, MA 02210

Attn:

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

2 International Place

Boston, MA 02110

Attn:

Fascimile number:

or as otherwise indicated by Holder by providing notice of a change in its address, facsimile number, or other information to the Company. The Holder and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.6        Place of Payment. Payments made hereunder shall be delivered to the Holder at the address set forth below:

Ginkgo Bioworks, Inc.

27 Drydock Ave., Floor 8

Boston, MA 02210

Attn:

or at such other address or the attention of such other Person as specified by prior written notice to the Company, including any transferee of this Note.

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10.7        Amendments and Waivers. This Note may be amended and provisions may be waived only by written agreement of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10.7 shall be binding upon each holder of the Note, each future holder of the Note, and the Company.

10.8        Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this Promissory Note to be signed in its name as of the date first written above.

THE COMPANY

AMYRIS, INC.

By: /s/ John Melo

Name: John Mel

Title: CEO

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